Exhibit 10.28

IOMEGA CORPORATION
EXECUTIVE AGREEMENT TO DEFER COMPENSATION (“Agreement”)

        WHEREAS, Iomega Corporation (“Iomega”) is not profitable and the company intends to review its overall business strategy, organization and cost structure, with the goal to return the company to profitability; and

        WHEREAS, as a means to reduce costs, the Chief Executive Officer has voluntarily agreed to defer a portion of his base salary under the conditions set forth below.

        NOW, THEREFORE, the undersigned Executive agrees as follows:

1.	Deferral of Base Salary. Executive agrees to defer 10% of his Base Salary payable with respect to services performed after the date of this election. “Current Base Salary” means Executive's bi-weekly rate of base pay (excluding any bonuses or commissions) as of June 15, 2005, or such base pay as may thereafter be established by the Committee. Amounts deferred are referred to as the “Deferred Sum.” Current Base Salary minus 10% is referred to as “Adjusted Base Salary.”

2.	Deferral Period.

In the event Iomega achieves positive operating income (on a GAAP basis) in any two consecutive fiscal quarters commencing on June 18, 2005 and ending with its second fiscal quarter 2006 (the “Goal”), then on August 1, 2006: i) the Deferred Sum, less required income and payroll tax withholdings, will be paid back to the Executive in full; and ii) the Executive’s base pay will automatically revert upward to the Current Base Salary level.

In the event Iomega does not achieve the Goal for any reason, then: i) the Deferred Sum will be forfeited in its entirety and shall not be repaid to the Executive; and ii) absent any separate review, approval and adjustment by Iomega’s Compensation Committee (the “Committee”) of the Board of Directors, Executive’s base pay while so employed will remain at the Adjusted Base Salary level.

3.	Other Terms and Conditions of Employment. Any severance or change of control benefits, bonus payments, or vacation accrual payouts that the Executive may be eligible for under a separate written agreement with, or benefit plan of, Iomega shall be calculated from Current Base Salary (and not from Adjusted Base Salary).

4.	Voluntary Election. Executive acknowledges that he has read this Agreement, understands its contents, has had the opportunity to consult with his personal advisors, and has voluntarily entered into this Agreement. Executive agrees that he will never allege or assert that the salary deferral provisions of this Agreement create a breach or trigger, or constitute a “constructive discharge” of employment in any other written employment agreement, severance agreement or similar agreement in effect with Executive.

5.	Employment. Nothing in this Agreement shall create or imply any continued term of employment of Executive. In the event Executive's employment terminates for any reason on or before August 1, 2006, Executive's right to receive payment of any Deferred Sum (the actual deferred amount through Executive's last day of employment) in the event the Goal is achieved shall survive such termination of employment.

6.	Other. This Agreement is governed by the laws of the State of California, to the extent not preempted by ERISA, and constitutes the entire agreement on this subject matter. This Agreement can only be amended by mutual written agreement of the parties except that the Company may unilaterally amend this Agreement as necessary to avoid current taxation of the Deferred Sum under section 409A of the Internal Revenue Code. In the event that any provision of this Agreement, or any portion thereof, is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof shall not be affected. Executive may not assign this Agreement without the prior written consent of Iomega. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. A facsimile of an original signature transmitted to the other Party is effective as if the original was sent to the other Party.

Effective Date: June 15, 2005

Accepted and Agreed to:

Executive                                            Iomega Corporation

/s/ Werner Heid                                      /s/ Thomas D. Kampfer
--------------------------                           -----------------------------------
By:                                                  By:
Name:      Werner Heid                               Name:      Thomas D. Kampfer
Title:     President & CEO                           Title:     EVP, General Counsel